EXHIBIT 99.1

SP Bancorp, Inc. Announces Financial Results for the Fourth Quarter of 2011

PLANO, Texas, Feb. 7, 2012 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), today announced financial results for the Company's fourth quarter ended December 31, 2011. Net income was $300,000, or 18 cents per share, for the fourth quarter of 2011, which brought 2011 net income to 65 cents per share.

"Our 2011 net income increased $543,000, a 104% improvement over the same period in 2010, despite a higher provision for loan losses and lower noninterest income for the fourth quarter," said President and CEO Jeff Weaver. "Credit costs continued to impact our efforts to enhance net income from our steady loan and deposit growth. We are pleased to report that our mortgage warehouse lending portfolio has increased to $20.5 million during our initial nine months of operation," Weaver added.

"Although we continue to provide for probable losses in our loan portfolio, we remain focused on growing our core earnings and enhancing shareholder value over the long run," Weaver said.

Performance Highlights

  Net interest income for the quarter increased by $377,000 or 17.3%: Net interest income for the three months ended December 31, 2011 increased to $2.6 million, compared to $2.2 million for the three months ended December 31, 2010.

  Loans grew $21.6 million in the past year and $13.3 million in the past quarter: Net loans increased 11.3% to $212.7 million at December 31, 2011 from $191.1 million at the end of 2010. Net loans were $199.4 million at September 30, 2011.

  Increased deposits: Deposits increased by $23.7 million, or 12.6%, from December 31, 2010, fueled by transaction and certificate accounts.

  Stockholders' equity remained strong: The Company reported $33.3 million in stockholders' equity at December 31, 2011, an increase of $1.2 million, compared to $32.1 million at December 31, 2010, due primarily to net income of $1.1 million for the twelve months ended December 31, 2011.
SP BANCORP, INC.
FINANCIAL RESULTS
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
		(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)

SELECTED OPERATING DATA:

Interest income	$2,961	$2,662	$11,304	$10,344
Interest expense	404	482	1,789	2,117
Net interest income	2,557	2,180	9,515	8,227
Provision for loan losses	638	152	1,358	1,457
Net interest income after provision for loan losses	1,919	2,028	8,157	6,770
Noninterest income	878	957	3,383	2,908
Noninterest expense	2,452	2,471	10,200	8,847
Income before income tax expense	345	514	1,340	831
Income tax expense	45	195	273	307
Net income	$300	$319	$1,067	$524
Basic and diluted earnings per share (1)	$0.18		$0.65

(1) Based on the accounting method used for the recording of the common stock transaction, including the funding of SP Bancorp, Inc., on October 29, 2010, together with the methods and computations for calculating the weighted-average number of related outstanding shares and earnings per share for the remainder of 2010, the computation of earnings per share for the period from October 29, 2010 to December 31, 2010 would not provide meaningful information to the readers of the accompanying consolidated financial statements. Therefore, such presentation is not included for 2010.

SP BANCORP, INC.
FINANCIAL RESULTS - CONTINUED

	December 31,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets	$273,091	$238,817
Total cash and cash equivalents	9,928	11,814
Securities available for sale, at fair value	25,097	22,076
Loans held for sale	4,884	3,589
Loans, net	212,688	191,065
Other real estate owned	2,024	--
Premises and equipment, net	4,346	4,637
Federal Home Loan Bank of Dallas stock and other restricted stock, at cost	2,020	1,003
Bank-owned life insurance ("BOLI")	6,193	--
Other assets (1)	5,911	4,633
Deposits	211,934	188,244
Borrowings	25,978	15,987
Stockholders' equity	33,259	32,104

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets and other assets.

ASSET QUALITY RATIOS:

Nonperforming loans to total loans	3.21%	2.78%
Nonperforming assets to total assets	3.31%	2.28%
Net charge-offs to average loans outstanding	0.87%	0.15%
Allowance for loan losses to non-performing loans at end of year	24.96%	39.23%
Allowance for loan losses to total loans at end of year	0.80%	1.09%

RESULTS OF OPERATIONS - THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

Net income for the quarter ended December 31, 2011 reflected a $486,000 increase in the provision for loan losses and a $79,000 decrease in noninterest income, substantially offset by a $377,000 increase in net interest income, a $19,000 decrease in noninterest expense and a $150,000 decrease in income tax expense.

Net income for the twelve months ended December 31, 2011 was $1.1 million, compared to net income of $524,000 for the twelve months ended December 31, 2010. Net interest income increased by $1.3 million to $9.5 million for the twelve months ended December 31, 2011 from $8.2 million for the twelve months ended December 31, 2010, noninterest income increased $475,000, provision for loan losses decreased $99,000 and income tax expense decreased by $34,000. In contrast, noninterest expense increased by $1.4 million during 2011.

Net interest income increased by $377,000, or 17.3%, to $2.6 million for the quarter ended December 31, 2011 from $2.2 million for the quarter ended December 31, 2010, due to a 18 basis point increase in our net interest rate spread to 3.86% from 3.68%, and a 12 basis point increase in our net interest margin to 3.92% from 3.80%. Our net interest-earning assets decreased to $25.4 million from $28.2 million.

We recorded a provision for loan losses of $638,000 for the quarter ended December 31, 2011 compared to a provision for loan losses of $152,000 for the quarter ended December 31, 2010. The increase was primarily attributable to an increase in the historical loss ratios. Net loan charge-offs were $616,000 and $9,000 for the three months ended December 31, 2011 and 2010, respectively.

Noninterest income decreased by $79,000, or 8.3%, to $878,000 for the quarter ended December 31, 2011 from $957,000 for the quarter ended December 31, 2010. The decrease was due primarily to lower service charges and decreases in gains from the sale of securities and mortgage loans, partially offset by increases in cash surrender value of bank-owned life insurance ("BOLI") and other noninterest income.

Noninterest expense decreased by $19,000, or 0.8%, to $2.5 million for the quarter ended December 31, 2011. Lower compensation and benefits and FDIC insurance assessments were substantially offset by higher professional and outside services and costs of operations from other real estate owned.

Income tax expense was $45,000 for the quarter ended December 31, 2011, compared to $195,000 for the quarter ended December 31, 2010. The lower income tax expense resulted primarily from tax-exempt income related to BOLI and municipal obligations.

Net interest income increased by $1.3 million, or 15.7%, to $9.5 million for the twelve months ended December 31, 2011 from $8.2 million for the twelve months ended December 31, 2010, as our net interest-earning assets increased to $26.4 million from $18.4 million, our interest rate spread increased 13 basis points to 3.77% from 3.64%, and our net interest margin increased 13 basis points to 3.86% from 3.73%.

We recorded a provision for loan losses of $1.4 million for the twelve months ended December 31, 2011 and a provision for loan losses of $1.5 million for the twelve months ended December 31, 2010. At December 31, 2011, nonperforming loans (including troubled debt restructurings not included in nonaccrual loans), totaled $7.0 million, or 3.2% of total loans, as compared to $5.4 million, or 2.8% of total loans, at December 31, 2010. The allowance for loan losses to total loans decreased to 0.80% at December 31, 2011 as compared to 1.09% at December 31, 2010. The ratio of allowance for loan losses to total loans decreased due primarily to the transfer of $2.0 million in loans secured by commercial real estate, net of specific allowances and write-downs of $697,000, to other real estate owned.

Noninterest income increased by $475,000, or 16.3%, to $3.4 million for the twelve months ended December 31, 2011 from $2.9 million for the twelve months ended December 31, 2010. The increase was primarily due to an increase in gains from the sale of securities and mortgage loans, cash surrender value of BOLI and other noninterest income, partially offset by lower service charges.

Noninterest expense increased by $1.4 million, or 15.3%, to $10.2 million for the twelve months ended December 31, 2011 from $8.8 million for the twelve months ended December 31, 2010. This increase was primarily attributable to an increase in compensation and benefits, including additional personnel associated with the startup of mortgage warehouse lending, professional and outside services, costs from operations of other real estate owned and other noninterest expenses, partially offset by lower FDIC insurance assessments, data processing costs and occupancy expense.

Income tax expense was $273,000 for the twelve months ended December 31, 2011, compared to $307,000 for the twelve months ended December 31, 2010. The lower income tax expense resulted primarily from tax-exempt income related to BOLI and municipal obligations.

COMPARISON OF FINANCIAL CONDITION DATA - DECEMBER 31, 2011 AND DECEMBER 31, 2010

Total assets increased by $34.3 million, or 14.4%, to $273.1 million at December 31, 2011 from $238.8 million at December 31, 2010. The increase was primarily the result of an increase in loans and investment in BOLI, which was funded by customer deposits and borrowings.

Net loans increased by $21.6 million, or 11.3%, to $212.7 million at December 31, 2011 from $191.1 million at December 31, 2010, as a result of increased mortgage warehouse and commercial loan balances.  Our single-family loans increased $10.3 million to $150.6 million at December 31, 2011. In addition, our commercial real estate loan portfolio increased $9.0 million to $38.3 million at December 31, 2011.

Deposits increased by $23.7 million, or 12.6%, to $211.9 million at December 31, 2011 from $188.2 million at December 31, 2010. The increase resulted from deposit inflows from existing customers as well as new certificate of deposit customers.

Federal Home Loan Bank advances increased by $10.0 million, or 62.5%, to $26.0 million at December 31, 2011 from $16.0 million at December 31, 2010. The additional advances were used to fund our loan growth.

Stockholders' equity was $33.3 million and $32.1 million at December 31, 2011 and 2010, respectively. The increase is due primarily to net income of $1.1 million for the twelve months ended December 31, 2011.

On October 29, 2010, Share Plus Federal Bank completed its conversion from a federal mutual savings bank to a capital stock savings bank. A new holding company, SP Bancorp, Inc., was established as part of the conversion. The public offering was consummated through the sale and issuance by SP Bancorp, Inc. of 1,725,000 shares of common stock at $10 per share. Net proceeds of $14.5 million were raised in the stock offering, after deduction of conversion costs of $2.0 million and excluding $.8 million which was loaned by the Company to a trust for the Employee Stock Ownership Plan (the "ESOP"). The Bank's ESOP is authorized to purchase up to 138,000 shares of common stock. The ESOP purchased 67,750 of those shares in the offering and 38,623 in the open market through December 31, 2011. The remaining 31,627 shares are expected to be purchased in the near term.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, 972.931.5311